SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2016

COLUMBUS MCKINNON CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK
(State or other jurisdiction of incorporation)

0-27618	16-0547600
(Commission File Number)	(IRS Employer Identification No.)

205 CROSSPOINT PARKWAY, GETZVILLE, NEW YORK	14068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (716) 689-5400

_________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Share Purchase Agreement

Columbus McKinnon Corporation and its Dutch affiliate (“CM”) entered into a Stock Purchase Agreement (the “Agreement”) to acquire from Konecranes Plc, a Finish public limited liability company, through its direct or indirect subsidiaries (“Seller”), all of the issued and outstanding capital stock of the STAHL CraneSystems business (“STAHL”), including STAHL CraneSystems GmbH and nine STAHL affiliates.

Under the terms of the Agreement, the total consideration for the transaction will be €224 million (~$240 million) on a cash-free, debt-free basis and adjusted for Working Capital, with an earn-out potential of up to €230 million (~$246 million), if certain earnings goals are met for calendar year 2016, with interest accruing at 8% per annum from January 1, 2017 through the closing date. Additionally, Columbus McKinnon assumes unfunded pension liabilities that were estimated at €74 million as of July 31, 2016. The closing of the sale is subject to the satisfaction of (i) the European Commission approval of Columbus McKinnon as the buyer, (ii) the successful closing of the pending acquisition of certain Terex subsidiaries by Konecranes Plc, (iii) the German Bundeskartellamt’s merger control approval, and (iv) other customary conditions. The deal is expected to close prior to April 30, 2017, but no earlier than January 31, 2017. The effective date of the Agreement is January 1, 2017.

The foregoing summary of the Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement.

The Agreement has been provided solely to inform CM’s shareholders and investors of its terms. The representations, warranties and covenants contained in the Agreement were made only for purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Agreement and may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, CM. Such shareholders and investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of CM, the Seller and STAHL or any of their respective subsidiaries or affiliates.

Debt Commitment Letter

In connection with the execution of the Agreement, the CM entered into a commitment letter (the “Debt Commitment Letter”) with JPMorgan Chase Bank, N.A. (“JP Morgan Chase Bank”) pursuant to which JPMorgan Chase Bank committed to provide $570 million of borrowings consisting of a senior secured lien credit facility in the aggregate amount of $470 million (the “First Lien Facility”) and a senior secured second lien term loan facility in the aggregate amount of $100 million (the "Second Lien Term Facility").

The First Lien Facility of $470 million is comprised of (i) a revolving facility (the “Revolving Facility”) in an aggregate amount of $75 million with terms and conditions consistent with CM's existing Revolving Credit Facility and (ii) a term loan facility (the “First Lien Term Facility”) in an aggregate amount of $395 million. JPMorgan Chase Bank’s commitments under the Debt Commitment Letter will be used, among other things, to finance the Offer Price, pay related fees, expenses and transaction costs, and replace the Company's current borrowings under its Term Loan and Revolving Credit Facility.

The foregoing description of the Debt Commitment Letter is not complete and is qualified in its entirety by reference to Debt Commitment Letter, which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	REGULATION FD DISCLOSURE.

On December 7, 2016, CM issued a press release announcing entry into the Agreement. A copy of the press release and the related presentation slides are included as Exhibit 99.1 and 99.2 to this Current Report and are incorporated herein by reference.

CM management also hosted a conference call to discuss this transaction on Wednesday, December 7, 2016 at 9:00 am Eastern Time. CM invited interested investors to listen to the live webcast and view related presentation slides, which are available on

CM’s website: www.cmworks.com. The U.S. and international dial-in number is 1-201-493-6780. If you are unable to participate on the live call, a replay will be available through Midnight Eastern, December 14, 2016 by dialing 1-858-384-5517 and entering the passcode 13651171 or by logging on to www.cmworks.com.

The information in this Current Report furnished pursuant to Item 7.01 and 9.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. This information shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. The furnishing of the information in this Current Report in not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information this Current Report contains is material investor information that is not otherwise publicly available.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Debt Commitment Letter, dated November 30, 2016
99.1	Press Release dated December 7, 2016
99.2	Teleconference slides dated December 7, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLUMBUS McKINNON CORPORATION

By:	/s/ Gregory P. Rustowicz
Name:	Gregory P. Rustowicz
Title:	Vice President Finance and Chief
Financial Officer (Principal Financial Officer)

Dated: December 7, 2016

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Debt Commitment Letter, dated November 30, 2016
99.1	Press Release dated December 7, 2016
99.2	Teleconference slides dated December 7, 2016